Filed pursuant to Rule 424(b)(5)

Registration No. 333-265561

PROSPECTUS SUPPLEMENT

(To the Prospectus Dated June 22, 2022)

Jupiter Wellness, Inc.

6,830,538 Shares of Common Stock

This prospectus supplement (the “Supplement”) updates, supersedes and amends certain information contained in the prospectus dated June 22, 2022 (the “Prospectus”), relating to up to 6,830,538 shares of common stock, par value $0.0001 per share (the “Common Stock”), including (i) up to 1,612,903 shares of common stock issuable in connection with the conversion or repayment of the outstanding principal balance of that convertible promissory note in the original principal amount of $1,500,000, which was issued by the Company to Greentree Financial Group, Inc. (“Greentree”), on April 20, 2022 (the “Greentree Note”), pursuant to which Greentree may convert the outstanding principal balance of the Greentree Note into shares of our common stock at a conversion price of $2.79 per share; (ii) up to 537,634 shares of common stock issuable in connection with the conversion or repayment of the outstanding principal balance of that convertible promissory note in the original principal amount of $500,000, which was issued by the Company to L&H Inc. (“L&H”), on April 20, 2022 (the “L&H Note,” collectively with Greentree Note as the “Notes”), pursuant to which L&H may convert the outstanding principal balance of the L&H Note into shares of our common stock at a conversion price of $2.79 per share; (iii) up to 3,300,000 shares of common stock issuable upon the exercise of a five-year Common Stock Purchase Warrant (the “Greentree Warrant”) granted by the Company to Greentree on April 20, 2022, at an exercise price of $2.79 per share; (iv) up to 1,080,000 shares of common stock issuable upon the exercise of a five-year Common Stock Purchase Warrant (the “L&H Warrant,” collectively with Greentree Warrant as the “Warrants”) granted by the Company to L&H on April 20, 2022, at an exercise price of $2.79 per share; and (v) up to 300,000 shares of common stock issuable upon the exercise of a two-year Common Stock Option (the “Options”) granted by the Company to Wall and Broad Capital, LLC (“W&B”) on May 25, 2022, at an exercise price of $1.00 per share.

The Existing Warrants have been amended as described below under “Amendments to Existing Warrants.”

This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus, except to the extent that the information presented herein supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or used in connection with, the Prospectus, including any amendments or supplements thereto. We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Our common stock and Warrants are listed on the Nasdaq under the symbols “JUPW” and “JUPWW”, respectively. On September 12, 2023, the last reported sale price of our common stock on the Nasdaq was $1.26 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” in the Prospectus and documents incorporated therein by reference for a discussion of such risk factors, which factors should be read carefully in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

AMENDMENTS TO GREENTREE NOTE AND GREENTREE WARRANT

This supplement is being done to disclose the following:

On September 11, 2023, we entered into amendment no. 2 to convertible loan agreement, convertible promissory note and warrants (the “Amendment No. 2”), pursuant to which the Company has agreed to: (i) modify the exercise price of the Warrants  to $0.932 per share; (ii) change the conversion price of the Notes to $0.932 per share. The exercise price of the Warrants is being changed as a result of certain anti-dilution protection contained in such warrants.

The date of this prospectus supplement is September 13, 2023.